EXHIBIT 99.1

Winston Hotels, Inc. 2626 Glenwood Avenue • Suite 200 Raleigh, North Carolina 27608 www.winstonhotels.com NYSE: WXH

FOR FURTHER INFORMATION:

WINSTON HOTELS:
Patti L. Bell	Jerry Daly or Carol McCune (Media)
Assistant Vice President	(703) 435-6293
Investor Relations & Administration	(jerry@dalygray.com, carol@dalygray.com)
(919) 510-8003
pbell@winstonhotels.com

For Immediate Release

Winston Hotels Reports First Quarter 2005 Results

     RALEIGH, N.C., May 4, 2005—Winston Hotels, Inc. (NYSE: WXH), a real estate investment trust (REIT) and owner of premium limited-service, upscale extended-stay and full-service hotels, today announced results for the quarter ended March 31, 2005.

     Net income available to common shareholders was $1.1 million for the 2005 first quarter, or $0.04 per share, compared to $0.3 million, or $0.01 per share, for the same 2004 period.

     For the 2005 first quarter, funds from operations (FFO) available to common shareholders rose 35 percent to $6.0 million, or $0.22 per common share, compared to $4.4 million or $0.16 per common share, for the 2004 first quarter. The company had 27.6 million fully diluted weighted average common shares outstanding in both reporting periods. FFO available to common shareholders for the 2004 first quarter was reduced by $1.72 million, reflecting the original issuance costs of the 9.25% Series A Preferred Stock, which was redeemed and replaced with 8% Series B Cumulative Preferred Stock.

     “Hotel industry results continued to recover in the 2005 first quarter, and the industry outlook remains positive for the foreseeable future,” said Joe Green, president and chief financial officer. “We saw positive activity in all of our growth strategies: improving operating results, making acquisitions, underwriting hotel loans and developing hotels. Business travel demand continues to strengthen, as well as leisure travel demand.”

Acquisition/Disposition Activity

     The company sold two hotels in January 2005. The Chester, Va. Comfort Inn was sold for $5.2 million in cash, net of closing costs. The Greenville, S.C. Comfort Inn was sold for $1.9 million, net of closing costs, of which the company received approximately $0.5 million in cash proceeds and a note receivable for approximately $1.4 million. The note requires fixed principal payments and variable interest payments over five years at the prime interest rate plus 1.5%. In the first quarter of 2005, the two dispositions resulted in an aggregate loss on sale of $90,000.

     “We expect to continue to prune and upgrade our portfolio with newer, premium branded hotels, such as the 135-room Courtyard by Marriott in Roanoke, Va., which we acquired late in the 2004 fourth quarter,” Green said. “We also will continue to acquire and develop properties for our own account and in joint ventures. We now are underway with the significant renovation of a historic residential building in Kansas City, Mo. that is being converted to a 123-room Courtyard by Marriott and is scheduled to open in the 2006 second quarter.”

     The company, in a joint venture with Charlesbank Capital Partners, LLC (Charlesbank) and New Castle Hotels, completed the conversion of a 160-room Courtyard by Marriott hotel in Shelton, Conn. in the 2005 first quarter. The Charlesbank joint venture and Concord Hospitality

Enterprises Company also recently completed the conversion of a 95-room hotel in West Des Moines, Iowa to a SpringHill Suites hotel in the 2005 second quarter. Winston owns a 13.05% interest in each of these two joint ventures.

     “The Shelton, Conn. Courtyard is ramping up nicely, and we anticipate the SpringHill Suites will be competitive in its market,” Green noted. “We have an active acquisition pipeline and also are looking at development opportunities on a highly selective basis. We believe that we have the financial strength and flexibility to continue our acquisition and development activity. Pricing remains high, but we are seeing transactions where we believe we can achieve long-term value.”

Debt Investment Financing Program

     The company continued to be active in its debt investment financing program. In February 2005, the company issued a $3.375 million subordinated loan with a 6.5 year term to finance the development of a 165-room Hampton Inn & Suites in Albany, New York.

     In March 2005, the company purchased from Lehman Brothers $2.8 million of B-notes for $2.3 million. The three B-Notes, which are debt subordinated to the first mortgage loan or “A” note, are cross-collateralized.

     “As the hotel economy continues to improve, we expect to see a growing need for capital to underwrite acquisitions and new development,” Green noted. “Developers often seek subordinated loans to complete the funding of their projects. Our experience and background in hotel ownership, development and management gives us a strong platform to help evaluate and execute these transactions.”

     Winston’s debt investment financing program targets subordinated hotel loans between 60 percent and 85 percent of a project’s value, hotels with 100 to 425 rooms and single-asset loan amounts that normally range from $1 million to $15 million. The company also seeks to underwrite and acquire the junior mezzanine portion of loans that are originated in the marketplace under Collateralized Mortgage-Backed Securities (CMBS) programs.

Internal Growth/First Quarter Operating Statistics

     The following “same store” operating statistics are for the 46 hotels that were open during both of the quarters ended March 31, 2005 and 2004 (including 42 wholly-owned hotels and four joint-venture hotels). For the three months ended March 31, 2005, operating margins stayed consistent at 39.5 percent, compared to the same period for the previous year.

     In the 2005 first quarter, revenue per available room (RevPAR) improved 5.3 percent, led by a 6.1 percent improvement in average daily room rate (ADR), offset slightly by a 0.7 percent decline in occupancy, compared to the same period a year earlier. “We will continue to seek to increase room rate during this phase of the hotel recovery,” Green said.

     During the 2005 first quarter, the company declared a regular cash dividend of $0.15 per common share. The company also declared a cash dividend of $0.50 per share of Series B Preferred Stock. “We remain comfortable with our current common stock dividend, but will continue to evaluate our policy on a quarterly basis,” said Robert W. Winston, III chief executive officer and director of the company.

Balance Sheet Changes

     In March, the company, through one of its wholly-owned subsidiaries, entered into a five-year line of credit for revolving loan commitments of up to $155 million with General Electric Capital Corporation. Borrowings bear interest at rates from 30-day to 180-day LIBOR (at the company’s option) plus 1.75% to 2.50%, based on the ratio of the outstanding principal balance of the line to the underwritten trailing twelve month net operating income of the hotels that collateralize the facility. The current interest rate is 30-day LIBOR plus 1.75%. Borrowings under the GE line are collateralized by 23 hotel properties owned by one of Winston’s wholly owned subsidiaries.

     The company used a portion of the funds to pay off all the outstanding debt under its previous $125 million line of credit. Approximately $77 million currently is available under the line.

Outlook and Guidance

     For the 2005 second quarter, the company forecasts net income per share available to common shareholders of $0.12 to $0.14, compared to net income per share available to common shareholders of $0.14 for the prior year’s second quarter. The company expects 2005 second quarter RevPAR to improve 5 percent to 7 percent, and FFO per share available to common shareholders of between $0.29 and $0.31, compared to FFO per share available to common shareholders of $0.31 for the 2004 second quarter. This guidance is net of income tax expense of approximately $0.01 per share and assumes no additional hotel dispositions, acquisitions or developments or placements of debt during the 2005 second quarter.

     Winston Hotels’ first quarter investor conference call is scheduled for 9 a.m. ET today, May 4, 2005. The call also will be simulcast over the Internet via the company’s Web site, www.winstonhotels.com. The replay will be available on the company’s Web site for 30 days and via telephone for seven days by calling 800-475-6701, access code 779674.

About the Company

     Raleigh, North Carolina-based Winston Hotels, Inc. is a real estate investment trust specializing in the development, acquisition, and repositioning of, and provision of subordinated financing to, premium limited-service, upscale extended-stay and full-service hotels, with a portfolio increasingly weighted toward the leading brands in the lodging industry’s upscale segment. The company currently owns or is invested in 50 hotel properties in 15 states having an aggregate of 7,011 rooms. This includes 43 wholly owned properties with an aggregate of 6,088 rooms, a 49 percent ownership interest in one joint-venture hotel with 118 rooms, a 48.78 percent ownership interest in one joint venture hotel with 147 rooms, and a 13.05 percent ownership interest in five joint venture hotels with an aggregate of 658 rooms. For more information about Winston Hotels, visit the company’s Web site at www.winstonhotels.com.

Notes About Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements. The reader can identify these statements by use of words like “may,” “will,” “expect,” “project,” “anticipate,” “estimate,” “target,” “believe,” or “continue” or similar expressions, including without limitation its acquisition and disposition plans for hotel properties, its hotel lending plans, its dividend policy, and its estimated net income available to common shareholders, earnings per share, FFO, FFO available to common shareholders, FFO available to common shareholders per share and RevPAR for the 2005 second quarter. These statements represent the company’s judgment and are subject to risks and uncertainties that could cause actual operating results to differ materially from those expressed or implied in the forward looking statements including, but not limited to, changes in general economic conditions, lower occupancy rates, lower average daily rates, acquisition risks, development risks including risk of construction delay, cost overruns, occupancy and other governmental permits, zoning, the increase of development costs in connection with projects that are not pursued to completion, the risk of non-payment of subordinated loans, or the failure to make additional hotel debt investments and investments in hotels. Other risks are discussed in the company’s filings with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K for the year ended December 31, 2004.

Notes About Non-GAAP Financial Measures

This press release includes certain non-GAAP financial measures as defined under Securities and Exchange Commission (“SEC”) rules. As required by SEC rules, the company has provided reconciliation in this press release of each non-GAAP financial measure to its most directly comparable GAAP measure. We believe that these non-GAAP measures, when combined with the company’s primary GAAP presentations required by the SEC, help improve our equity holders’ ability to understand our operating performance and make it easier to compare the results of our company with other hotel REITs. A description of each is provided below.

FFO

The company reports FFO in accordance with the definition of the National Association of Real Estate Investment Trusts (“NAREIT”). NAREIT defines FFO as net income (loss) (determined in accordance with generally accepted accounting principles, or “GAAP”), excluding gains (losses) from sales of property plus depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures (which are calculated to reflect FFO on the same basis). The company further subtracts preferred stock dividends and loss on redemption of Series A Preferred Stock from FFO to calculate FFO available to common shareholders. FFO available to common shareholders is a performance measure used by the company in its budgeting and forecasting models, it is discussed during Board meetings, and is considered when making decisions regarding acquisitions, sales of properties, compensation, and other investments. Actual results are compared to budget and forecast on a monthly basis. The calculation of FFO and FFO available to common shareholders may vary from entity to entity, and as such the presentation of FFO and FFO available to common shareholders by the company may not be comparable to other similarly titled measures of other reporting companies. FFO and FFO available to common shareholders are not intended to represent cash flows for the period. FFO and FFO available to common shareholders have not been presented as an alternative to operating income, and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

FFO is a supplemental industry-wide measure of REIT operating performance, the definition of which was first proposed by NAREIT in 1991 (and clarified in 1995, 1999 and 2002) in response to perceived drawbacks associated with net income under GAAP as applied to REITs. Since the introduction of the definition by NAREIT, the term has come to be widely used by REITs. Historical GAAP cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, most industry investors have considered presentations of operating results for real estate companies that use historical GAAP cost accounting to be insufficient by themselves. Accordingly, the company believes FFO and FFO available to common shareholders (combined with the company’s primary GAAP presentations required by the SEC) helps improve our investors’ ability to understand the company’s operating performance. The company only uses FFO available to common shareholders as a supplemental measure of operating performance.

Operating Margin

Operating margin is determined by dividing gross operating profit, for the hotels whose operating results are included in the company’s consolidated statement of operations, by total revenue.

RevPAR

RevPAR is an acronym for Revenue Per Available Room, which is determined by multiplying average daily rate by occupancy percentage for any given period. RevPAR does not include food and beverage or other ancillary revenues, such as parking, telephone, or other guest services generated by the property. Similar to the reporting periods for the company’s statement of operations, hotel operating statistics (i.e., RevPAR, average daily rate and average occupancy) are always reported on a quarter to date and/or year to date basis.

WINSTON HOTELS, INC.
CONSOLIDATED BALANCE SHEETS
($ in thousands, except per share amounts)

	March 31, 2005	December 31, 2004
	(unaudited)
ASSETS
Land	$46,334	$46,215
Buildings and improvements	383,766	382,458
Furniture and equipment	56,443	54,661

Operating properties	486,543	483,334
Less accumulated depreciation	138,965	134,261

	347,578	349,073
Properties under development	4,494	3,962

Net investment in hotel properties	352,072	353,035

Assets held for sale	—	7,037
Corporate FF&E, net	393	397
Cash	7,441	4,115
Accounts receivable, net	3,046	2,676
Notes receivable	31,939	30,849
Investment in joint ventures	2,450	2,512
Deferred expenses, net	6,262	3,759
Prepaid expenses and other assets	9,287	7,976
Deferred tax asset	12,227	12,024

Total assets	$425,117	$424,380

LIABILITIES, MINORITY INTEREST AND SHAREHOLDERS’ EQUITY

Due to banks	$70,000	$66,850
Long-term debt	88,548	88,075
Accounts payable and accrued expenses	12,758	13,066
Distributions payable	6,012	5,994

Total liabilities	177,318	173,985

Minority interest	9,986	10,154

Shareholders’ equity:
Preferred stock, Series B, $.01 par value, 5,000,000 shares authorized, 3,680,000 shares issued and outstanding (liquidation preference of $93,840)	37	37
Common stock, $.01 par value, 50,000,000 shares authorized, 26,513,427 and 26,397,574 shares issued and outstanding	265	264
Additional paid-in capital	325,243	323,947
Unearned compensation	(2,031)	(1,145)
Distributions in excess of earnings	(85,701)	(82,862)

Total shareholders’ equity	237,813	240,241

Total liabilities, minority interest and shareholders’ equity	$425,117	$424,380

WINSTON HOTELS, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended
	March 31, 2005	March 31, 2004

Revenue:
Rooms	$32,232	$28,845
Food and beverage	2,145	1,960
Other operating departments	849	988
Percentage lease revenue	—	692
Joint venture fee income	61	28

Total revenue	35,287	32,513

Hotel operating expenses:
Rooms	7,361	6,501
Food and beverage	1,738	1,469
Other operating departments	721	721
Undistributed operating expenses:
Property operating expenses	7,492	6,963
Real estate taxes and property and casualty insurance	1,812	1,639
Franchise costs	2,336	2,077
Maintenance and repair	2,083	1,799
Management fees	799	716
General and administrative	1,989	1,631
Depreciation	4,747	4,358
Amortization	256	328

Total operating expenses	31,334	28,202

Operating income	3,953	4,311

Other and interest income (expense)
Interest and other income	1,520	334
Interest expense	(2,407)	(1,731)

Income before allocation to minority interest in Partnership, allocation to minority interest in consolidated joint ventures, income taxes, and equity in income of unconsolidated joint ventures	3,066	2,914

(Income) loss allocation to minority interest in Partnership	(59)	6
Income allocation to minority interest in consolidated joint ventures	(128)	(184)
Income tax benefit	209	672
Equity in loss of unconsolidated joint ventures	(62)	(21)

Income from continuing operations	3,026	3,387
Discontinued operations:
Earnings from discontinued operations	37	118
Gain (loss) on sale of discontinued operations	(85)	285
Loss on impairment of asset held for sale	—	(23)

Net income	2,978	3,767
Preferred stock distribution	(1,840)	(1,795)
Loss on redemption of Series A Preferred Stock	—	(1,720)

Net income available to common shareholders	$1,138	$252

Weighted average number of common shares assuming dilution	27,601	27,578

Income per common share basic and diluted:
Income from continuing operations	$0.04	$—
Income from discontinued operations	—	0.01

Net income per common share	$0.04	$0.01

Per share dividends to common shareholders	$0.15	$0.15

WINSTON HOTELS, INC.
RECONCILIATION AND CALCULATION OF FFO, FFO AVAILABLE TO COMMON
SHAREHOLDERS AND FFO AVAILABLE TO COMMON SHAREHOLDERS PER SHARE
(in thousands, except per share data)

	For the Quarter Ended
	March 31,
	2005	2004

Net income	$2,978	$3,767
(Gain) loss on sale of discontinued operations	90	(299)
Minority interest in Partnership allocation of income	59	(8)
Minority interest in Partnership allocation of gain (loss) on sale of discontinued operations	(5)	14
Minority interest in Partnership allocation of earnings from discontinued operations	2	6
Depreciation	4,477	4,064
Depreciation from discontinued operations	—	180
Depreciation from joint ventures	191	207

FFO	7,792	7,931

Loss on redemption of Series A Preferred Stock	—	(1,720)
Preferred stock dividend	(1,840)	(1,795)

FFO Available to Common Shareholders	$5,952	$4,416

Weighted average common shares outstanding assuming dilution	27,601	27,578

FFO Available to Common Shareholders per share	$0.22	$0.16

Common dividend per share	$0.15	$0.15

WINSTON HOTELS, INC.

2005 SECOND QUARTER GUIDANCE

RECONCILIATION OF NET INCOME TO
FFO AVAILABLE TO COMMON SHAREHOLDERS
(in thousands, except per share data)

	Guidance Range
	Low	High
Net Income	$5,300	$5,800

Depreciation	4,200	4,200

Depreciation from joint ventures	200	200

Minority interest allocation	200	200

Preferred stock dividend	(1,840)	(1,840)

FFO Available to Common Shareholders	$8,060	$8,560

Weighted average common shares assuming dilution	27,600	27,600

FFO Available to Common Shareholders per share	$0.29	$0.31

Winston Hotels, Inc.
First Quarter 2005 and 2004 RevPAR Statistics
Total for 46 Hotels (1)

	Three Months Ended March 31,
	2005	2004	% CH

Combined Brands
Comfort Inn/Suites & Quality Suites	43.04	44.59	-3.5%
Courtyard, Fairfield Inn, Residence Inn	57.34	51.72	10.9%
Hampton Inn/Suites	53.44	48.25	10.7%
Hilton Garden Inn	67.97	69.71	-2.5%
Holiday Inn Express/Select	48.90	46.19	5.9%
Homewood Suites	70.87	67.64	4.8%

Region
South Atlantic	53.53	49.81	7.5%
East North Central	62.96	62.56	0.6%
West South Central	44.64	45.14	-1.1%
West North Central	48.18	41.19	17.0%
Mountain	81.55	73.01	11.7%
New England	56.03	58.12	-3.6%
Middle Atlantic	68.48	66.10	3.6%

Segment
Upscale	65.25	62.54	4.3%
Mid-scale w/ F&B	48.58	50.68	-4.1%
Mid-scale w/o F&B	49.10	44.83	9.5%

Service
Limited-service	49.10	44.83	9.5%
Full-service	57.92	58.46	-0.9%
Extended-stay	68.47	62.88	8.9%

All Hotels	56.14	53.30	5.3%

(1) Includes 42 of the company’s 43 wholly owned hotels as of March 31, 2005, as well as four joint venture hotels the company held an ownership interest in during the periods presented. These joint venture hotels include the Ponte Vedra, FL Hampton Inn, the West Des Moines, IA Fairfield Inn & Suites, the Beachwood, OH Courtyard by Marriott, and Houston, TX SpringHill Suites by Marriott.

Excludes the following wholly owned properties: Chester, VA and Greenville, SC Comfort Inns, which were sold in January 2005; the Las Vegas, NV and Wilmington, NC Hampton Inn & Suites, which were sold in 2004; and the Roanoke, VA Courtyard by Marriott which was acquired in December 2004. Excludes two joint venture hotels, in which the company owns a 13.05 percent interest through the Charlesbank joint venture. These joint venture hotels include the Shelton, CT Ramada Inn acquired in March 2004 and the West Des Moines, IA Quality Suites acquired in August 2004. Also, excludes the Chapel Hill, NC Courtyard which opened in September 2004, in which the company owns a 48.78 percent interest. These properties were not open during both periods presented, therefore they are excluded from the table above.